UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 18, 2018

Northwest Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35737 (Commission File Number)	94-3306718 (IRS Employer Identification No.)

4800 Montgomery Lane, Suite 800

Bethesda, Maryland 20814

(Address of Principal Executive Offices)

(240) 497-9024

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2018, the disinterested members of Northwest Biotherapeutics, Inc.’s (the “Company”) Board of Directors (the “Board”) approved an increase of the equity compensation option pool to reflect increases in the numbers of issued and outstanding shares since the prior equity awards were made. This incremental increase in options brings the pool to approximately twenty percent of 516,311,311 outstanding shares of common stock. The incremental options are being issued in individual awards which are in the process of being implemented in individual agreements, including with respect to certain conditions such as vesting over 4 years, subject to potential acceleration events, and, in the case of the independent directors, shareholder approval of the awards. The exercise price of the options will be $0.25, in accordance with the prior trading day’s closing price, and the exercise period will be 10 years. In approving the incremental increase, the Board took account of a number of factors, including the fact that, while the Company was listed on Nasdaq, the shareholders approved an equity compensation plan under which the aggregate equity compensation was to be maintained at twenty percent of the issued and outstanding shares of the Company on an evergreen basis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC.

Date: November 23, 2018	By: /s/ Linda Powers
Name: Linda Powers
Title: Title: Chief Executive Officer and Chairman